Exhibit 99.1

  Jack in the Box Inc. Chairman & CEO Robert J. Nugent to Retire at
                           Fiscal Year End;
                Linda A. Lang Named New Chairman & CEO

    SAN DIEGO--(BUSINESS WIRE)--May 2, 2005--Jack in the Box Inc. (NYSE:JBX) today announced that Robert J. Nugent will retire as chairman of the board and chief executive officer at the end of fiscal 2005. Nugent, 63, has served as CEO since 1996 and chairman since 2001. He joined the company in 1979 as division vice president of operations.
    Succeeding Nugent in both positions will be Linda A. Lang, currently president and chief operating officer of the company and a member of the board of directors.
    "I have thoroughly enjoyed my 26 years with the organization, which made my decision to retire a difficult one," Nugent said. "With the company experiencing one of its best years ever in 2004 and with its financial condition as strong as it's ever been, I want to step aside and let a new generation of management take Jack in the Box Inc. to the next level.
    "We are fortunate to have such a tremendous depth of talent throughout all ranks of the company and a strong succession planning process in place. I can think of no one more qualified than Linda Lang to take over as chairman and CEO. Over the past 10 years, Linda has held a variety of senior-level positions of increasing responsibility within the company, and she has excelled at every level. She is intimately familiar with all aspects of the organization and has demonstrated great leadership during her tenure as president and COO, as well as in her other executive capacities. I commend the board for supporting Linda as the company's new senior executive."
    Prior to joining Jack in the Box Inc., Nugent was vice president of operations for Ponderosa Restaurants in Dayton, Ohio. A native of Dayton, he attended the Graduate School of Business at the University of Dayton after earning a bachelor's degree in business administration with a specialization in finance from the University of Cincinnati.
    Lang, 46, is also a longtime Jack in the Box Inc. executive. Since first joining the company in 1984, she has held various positions in marketing, operations and finance. In her current capacity, she is responsible for the operations of all company-owned and franchised Jack in the Box(R) restaurants, including marketing, training, restaurant development, research & development, quality assurance and supply chain management. Lang has a master's degree in business administration from San Diego State University and a bachelor's degree in finance from the University of California, Berkeley.

    About Jack in the Box Inc.

    Jack in the Box Inc. (NYSE:JBX) is a restaurant company that operates and franchises Jack in the Box restaurants, one of the nation's largest hamburger chains, with more than 2,000 restaurants in 17 states. Through a wholly owned subsidiary, the company also operates and franchises Qdoba Mexican Grill(R), an emerging leader in fast-casual dining, with approximately 200 restaurants in 31 states. Based in San Diego, Jack in the Box Inc. has nearly 45,000 employees. For more information, visit www.jackinthebox.com.

    CONTACT: Jack in the Box Inc.
             Brian Luscomb, 858-571-2229
             Division Vice President, Corporate Communications brian.luscomb@jackinthebox.com